Exhibit 99.1

ZIOPHARM Receives Notices of Allowance for Two U.S. Patent Applications Covering
Darinaparsin

NEW YORK – May 13, 2008 - ZIOPHARM Oncology, Inc. (NASDAQ: ZIOP) announced today that it has received Notices of Allowance from the U.S. Patent and Trademark Office for patent applications numbered 11/252,966 and 11/349,043, covering claims for various organic arsenic compounds, including purified crystalline darinaparsin, glycolic arsenicals, and the oral pharmaceutical composition of an organic arsenic compound, and their use in the treatment of cancer.  A notice of allowance signifies that the applicant is entitled to a patent under the law.

Darinaparsin is currently being tested in a variety of phase II studies for the treatment of leukemia, lymphoma, myeloma and liver cancer. The drug is being studied both as an intravenous agent and in oral form.

“Darinaparsin has demonstrated promising safety and efficacy results to date.” said Jonathan Lewis, MD, PhD, Chief Executive Officer of ZIOPHARM. “These allowed patent claims, when issued, will enhance the intellectual property coverage of our darinaparsin program, which already contains two U.S. patents. A broad patent estate is an important component of our strategic planning and remains a priority for the Company.”

About Darinaparsin
Darinaparsin is a proprietary small molecule organic arsenic licensed from The University of Texas M. D. Anderson Cancer Center and Texas A&M University. Darinaparsin induces cell cycle arrest and cell death by targeting several cellular pathways essential for cell survival. Exposure to darinaparsin has a direct as well as indirect effect on mitochondrial functions, resulting in depletion of energy supply to the cell and induction of apoptosis (programmed cell death). Increase in intra-cellular Reactive Oxygen Species enhances this effect on mitochondrial functions and consequently the activation of the signal transduction pathway leading to apoptosis. In addition, darinaparsin interrupts the cell cycle at the G2/M phase of tumor cells inducing cell death through this pathway.

About ZIOPHARM Oncology, Inc.
ZIOPHARM Oncology, Inc. is a biopharmaceutical company engaged in the development and commercialization of a diverse, risk-sensitive portfolio of in-licensed cancer drugs to address unmet medical needs. The Company applies new insights from molecular and cancer biology to understand the efficacy and safety limitations of approved and developmental cancer therapies and identifies proprietary and related molecules for better patient treatment. For more information, visit www.ziopharm.com.

Forward-Looking Safe Harbor Statement:
This press release contains forward-looking statements for ZIOPHARM Oncology, Inc. that involve risks and uncertainties that could cause the Company's actual results to differ materially from the anticipated results and expectations expressed in these forward-looking statements. These statements are based on current expectations, forecasts and assumptions that are subject to risks and uncertainties, which could cause actual outcomes and results to differ materially from these statements. Among other things, there can be no assurance that any of the Company's development efforts relating to its product candidates will be successful, or such product candidates will be successfully commercialized. Other risks that affect forward-looking information contained in this press release include the possibility of being unable to obtain regulatory approval of the Company's product candidates, the risk that the results of clinical trials may not support the Company's claims, and risks related to the Company's ability to protect its intellectual property and its reliance on third parties to develop its product candidates. The Company assumes no obligation to update these forward-looking statements, except as required by law.

ZIOP-G

# # #

Contacts:
Suzanne McKenna
ZIOPHARM Oncology, Inc.
(646) 214-0703
smckenna@ziopharm.com
or
Andrea Rabney
Argot Partners
(212) 600-1902
andrea@argotpartners.com